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                                  Exhibit 99.1

                             HARBOR BANKSHARES, INC.


                    HARBOR BANKSHARES, INC. REPORTS EARNINGS


RELEASE DATE:     JULY 13, 2005

         July 13, 2005, Baltimore, Maryland. . . . Harbor Bankshares, Inc.,
parent company of Harbor Bank of Maryland, reported second-quarter earnings of $632,421, or 78 cents per share, versus $490,833, or 57 cents per share for the same period last year, an increase of 28.8 percent. Assets rose by 3.7 percent, to an all time high of $242.1 million from $233.4 million in the second quarter of 2004.

         The earnings increase was the result of expense controls, quality loan bookings and well-chosen investments.

         Harbor Bank ranked ninth on this year's list of the nation's largest African-American-owned banks published in Black Enterprise magazine.